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                                     [LETTERHEAD]

                                                                    CONFIDENTIAL


January 21, 1998



Mr. Brian Barringer
12 Baker Street
West Roxbury, MA 02132

Dear Brian:

We are pleased to hereby extend to you a revised offer of employment with Meridian Industrial Trust, Inc. ("MIT") under the terms of employment described below. This letter agreement is intended to set forth our agreement regarding the terms of your employment with MIT and, when executed by you and returned to us, will constitute a binding agreement between you and MIT.

MIT agrees to employ you in the position of Vice President Acquisitions, Eastern Region. You will report directly to Dennis Higgs, Executive Vice President. You agree to perform such services and to perform them in such job position and during such hours as are designated for you by MIT. You agree to at all times abide by the policies, procedures and directions of MIT.

MIT agrees to pay you a starting annual base salary of $125,000 and a signing bonus of $20,000 (payable within 15 days of employment). MIT may adjust that salary from time to time in its sole discretion in view of changes in your job duties and responsibilities, your job performance, the company's financial performance, and other similar business factors.

You understand and agree that your employment with MIT is "at will." This means that either you or MIT may terminate your employment with MIT at any time, for any reason, with or without cause.

Your benefits with MIT include Medical, Dental, Life, Accidental Death and Dismemberment and Long Term Disability insurance. Premiums for employee medical and dental coverage are paid at 100%; dependent care coverage is available for medical, dental and life insurance benefits.

Upon fulfilling eligibility requirements, you will be entitled to participate in the MIT 401(k) Plan. Details and enrollment information will be provided to you.


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Mr. Brian Barringer
January 21, 1998
Page 2

Your annual vacation is fifteen business days.

You may earn up to $125,000 (100%) maximum annual cash bonus contingent upon achieving acquisition goals and objectives. In the event those goals and objectives are exceeded, a bonus in excess of 100% will be recommended to the Compensation Committee of the Board of Directors.

You will be granted 50,000 Meridian Industrial Trust, Inc. (MDN) common stock options. The options will be priced at the fair market value of Meridian Industrial Trust, Inc. common shares on the date that the Compensation Committee of the Board of Directors approves the stock option grant. Vesting in the options will occur at an even rate over a period of five (5) years and will be subject to the terms of the Incentive Stock Option Agreement for Employees.

As a result of the training and knowledge you receive from MIT and the relationship of trust and confidence between the parties, you will come into possession of certain confidential information pertaining to MIT's business and operations. "Confidential information" includes all information pertaining to MIT or its clients, customers, suppliers, agents, or vendors which has actual or potential economic value, is not generally known to the public, and which could not be discovered by the general public through the exercise of ordinary diligence. Such information includes, but is not limited to, documents and information regarding personnel, products, customers, pricing, terms of sale, research and development, finances, business plans, customer lists, business opportunities, marketing strategy, and any similar items relating to the business of MIT.

You agree that you will not, either during your employment with MIT or thereafter, disclose any confidential information to any third party, except with the express approval of MIT's President, or his designee.

Upon the cessation of your employment, you agree to immediately surrender and deliver to MIT all company property, including without limitation all documents, records, materials, equipment, drawings, and other data, whether maintained in computerized form or otherwise, pertaining to any trade secrets or other confidential or proprietary information.

This letter agreement constitutes the sole and entire agreement between the parties concerning your employment and supersedes any and all other agreement between you and MIT, whether oral or written, implied or express. You acknowledge that while your salary, benefits, job title and job duties may change from time to time without a written modification of this letter agreement, any such changes will not affect the validity of this letter agreement or the termination provisions contained in this agreement. Any modification to this letter agreement will be effective only if it is a written modification that expressly refers to this letter agreement and is signed by you and an authorized representative of MIT.

If any provision of this letter agreement is held void or unenforceable for any reason, that provision shall be severed from the agreement, and all remaining provisions shall be valid and fully enforceable.

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Mr. Brian Barringer
January 21, 1998
Page 3

This letter agreement shall be construed, applied, and interpreted in accordance with the laws of the state of California.

Your date of employment with MIT will be determined pending further discussion.

We ask that you indicate your acceptance of this offer on or before January 26th by signing in the space provided below and returning an original signed copy of this letter prior to that date.

We look forward to your employment with MIT.

Sincerely,

MERIDIAN INDUSTRIAL TRUST, INC.


By:  /s/ Dennis D. Higgs
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     Dennis Higgs
     Executive Vice President, Real Estate

The undersigned accepts and agrees to the foregoing terms and conditions.


     /s/ Brian R. Barringer                  Dated:    1/26      , 1998
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     (Employees Signature)

     Brian R. Barringer
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     (Please Print Name)